UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 26, 2018

Prudential Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-55084	46-2935427
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable.

(e) As of March 26, 2018, Prudential Bank (the "Bank"), the wholly owned subsidiary of Prudential Bancorp, Inc. (the "Company"), entered into a severance agreement (the "Severance Agreement") with Kevin Gallagher, Senior Vice President, Chief Lending Officer (the "Executive"). The Severance Agreement was approved by the Compensation Committee of the Board of Directors of the Bank.  Under the provisions of the Severance Agreement, the initial term of the Severance Agreement is until December 31, 2019, which term is subject to one year extensions thereof commencing December 31, 2019.

In the event the Executive's employment is terminated in connection with a change in control, as defined in the Severance Agreement, for other than cause, disability, retirement or death or the Executive terminates his employment as a result of certain adverse actions which are taken with respect to the Executive's employment (i.e., good reason) following a change in control, as defined, the Executive will be entitled to (i) a cash severance payment equal to one times his average annual cash compensation (salary and cash bonuses) based upon the five calendar years preceding the year in which the date of termination occurs (or such shorter period that he has been employed by the Bank), (ii) the maintenance until the earlier to occur of the passage of one year from the date of termination or until the Executive's full time employment with another employer (which provides substantially similar benefits to the Executive), of the Executive's continued participation in all group insurance, life insurance, health, dental and accidental death and disability insurance plans at no cost to the officer, and (iii) a lump sum cash payment equal to the projected cost of providing the Executive with benefits for two years pursuant to other employee benefit plans (excluding retirement plans and stock compensation plans) in which the Executive was entitled to participate. In the event the Executive's continued participation in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code of 1986 (the "Code"), or if any such group insurance plan is discontinued, then the Bank will either (i) provide substantially similar benefits under an alternative plan or (ii) pay a lump sum cash amount to the Executive equal to the projected cost of providing continued coverage to the Executive until the one-year anniversary of the Executive's date of termination. The Severance Agreement provides that in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by the Bank for federal income tax purposes.

Concurrent with the entrance into the Severance Agreement with Mr. Gallagher, the Bank entered into a substantially identical severance agreement with another senior officer of the Bank.

The foregoing description is qualified in its entirety by reference to the Severance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(f) Not applicable.

Item	9.01	Financial Statements and Exhibits
	(a)	Not applicable.
	(b)	Not applicable.
	(c)	Not applicable.
	(d)	The following exhibit is included with this Report:

Exhibit No.	Description
10.1	Severance Agreement between Prudential Bank and Kevin Gallagher dated as of March 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC.

	By:	/s/Jack E. Rothkopf
	Name:	Jack E. Rothkopf
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Date: March 30, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement between Prudential Bank and Kevin Gallagher dated as of March 26, 2018